One Biscayne Tower - 21st Floor 2 South Biscayne Boulevard Miami, Florida 33131 Telephone: 305.373.9400 Facsimile: 305.373.9443 www.broadandcassel.com

March 27, 2006

Ronco Corporation
21344 Superior Street
Chatsworth, CA 91311

Re:	Ronco Corporation, a Delaware corporation (the “Company”) Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to the 17,388,989 shares (collectively, the “Shares”) of the Company’s common stock, par value $.00001 per share (the “Common Stock”), offered or to be offered by certain selling stockholders, included in a Registration Statement on Form SB-2 filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on July 29, 2005, as amended by Amendment No. 1 to Form SB-2 on Form S-1 filed on November 15, 2005, Amendment No. 2 to Form SB-2 on Form S-1 filed on January 6, 2006, Amendment No. 3 to Form SB-2 on Form S-1 filed on March 3, 2006, Amendment No. 4 to Form SB-2 on Form S-1 filed on March 20, 2006, Amendment No. 5 to Form SB-2 on Form S-1 filed on March 23, 2006 and Amendment No. 6 to Form SB-2 on Form S-1 filed on March 27, 2006 (collectively, the "Form S-1”).

               As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents as we may deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that of the 17,388,989 Shares being registered on the Form S-1 (i) 1,625,202 Shares that are currently owned by the selling stockholders have been duly and validly issued and are fully paid and nonassessable, (ii) 320,125 Shares to be issued to our chief executive officer pursuant to the terms of his employment agreement and restricted stock purchase agreement will be duly and validly issued and will be fully paid and nonassessable when issued in accordance with the terms of his employment agreement and restricted stock purchase agreement, respectively, (iii) 13,054,979 Shares that the selling stockholders may acquire upon conversion of the Company’s outstanding shares of Series A Convertible Preferred Stock, 1,326,260 Shares issuable upon conversion of the Series A Convertible Preferred Stock, that may be issued as payment of future dividends on our Series A Convertible Preferred Stock and 795,756 Shares issuable upon conversion of shares of Series A Convertible Preferred Stock, that may be issued for potential registration penalties, will be duly and validly issued and will be fully paid and nonassessable when issued, and (iv) 266,667 Shares to be issued upon the exercise of the warrant and the payment of the exercise price as described in the Form S-1 will all be duly and validly issued and will be fully paid and nonassessable when issued in accordance with the terms of the warrant.

In rendering the opinions expressed below, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the Delaware General Corporation Law and the securities laws of the United States of America referred to herein.

Boca Raton • Ft. Lauderdale • Miami • Orlando • Tallahassee • Tampa • West Palm Beach

Ronco Corporation
March 27, 2006

We hereby consent to the filing of this opinion letter as an exhibit to the Form S-1. We also consent to the use of our name under the caption “Legal Matters” in the prospectus constituting part of the Form S-1. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours, BROAD AND CASSEL /s/ Broad and Cassel

Boca Raton • Ft. Lauderdale • Miami • Orlando • Tallahassee • Tampa • West Palm Beach